KPMG
Peat Marwick



Chartered Accountants



Vallis Building              Mail Address:             Telephone (441) 295 5063
58 Par-la-Ville Road         P. 0. Box HM 906          Telefax (441) 295 9132
Hamilton HM 11               Hamilton HM DX
Bermuda                      Bermuda



CONSENT OF INDEPENDENT CHARTERED ACCOUNTANTS



The Board of Directors
Mutual Risk Management Ltd.


We consent to the incorporation by reference in the Registration Statement relating to 36,214 Common Shares of Mutual Risk Management Ltd. on Form S-3 of Mutual Risk Management Ltd. of our report dated February 21, 1995 relating to the consolidated balance sheet of Mutual Risk Management Ltd. and subsidiaries as of December 31, 1994 and the related consolidated statement of income, shareholders' equity and cash flows for each of the years in the two-year period ended December 31, 1994, which report appears in the December 31, 1995 Form 10-K of Mutual Risk Management Ltd., and to the reference to our firm under the heading "Experts" in the filing.

Our report dated February 21, 1995 contains an explanatory paragraph that states the company adopted the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities. in 1994.



KPMG Peat Marwick


Chartered Accountants
August 27, 1996


MEMBER FIRM of
KPMG International